Exhibit 99.1

Freshpet Advances Operational Improvement Plan to Drive Margin Expansion;
 Appoints Todd Cunfer as Chief Financial Officer and Dirk Martin as VP of Customer Service
and Logistics

SECAUCUS, N.J., Nov. 1, 2022 – Freshpet, Inc. (NASDAQ: FRPT) (“Freshpet” or the “Company”) announced today that Todd Cunfer has been named Chief Financial Officer, effective December 1, 2022. Todd previously served as CFO of The Simply Good Foods Company. Dick Kassar, who has served as Freshpet’s interim CFO since August 2022, will return to his prior role as Vice Chairman December 1, 2022. Freshpet also named Dirk Martin as Vice President of Customer Service & Logistics, effective December 7, 2022.

The appointments strengthen Freshpet’s financial and logistics expertise as the Company continues to implement its operational improvement plan to drive margin expansion. The plan, which was initiated in August 2022, is focused on improvements across logistics, commodities, and quality in addition to other operational areas. Progress against the plan thus far includes improvement in fill rate, logistics costs efficiencies and lower disposal levels. The broader plan, which contains both the addition of talent and improvements in operations, will help to build upon Freshet’s consistent track record of delivering industry-leading growth and help improve efficiencies, productivity, and profitability.

“We are making strong progress on our operational improvement plan, which includes assembling a first-class management team with deep operational and supply chain expertise,” said Billy Cyr, Chief Executive Officer of Freshpet.

“We are excited to welcome Todd as the new CFO of Freshpet,” said Craig Steeneck, Board member and the Chair of the Audit Committee. “Todd is a seasoned financial leader and proven public company CFO with a track record of supporting growth of multi-billion-dollar food businesses and building effective financial organizations.”

“As Freshpet’s VP of Customer Service & Logistics, Dirk brings extensive supply chain, warehousing and transportation skills that will be critical as we build a multi-level distribution network,” added Cyr. “We are thrilled to welcome both Todd and Dirk to the Freshpet team and look forward to leveraging their financial and operational acumen as we continue to improve our profitability and generate sustainable value for our shareholders.”

Background on Todd Cunfer, appointed Chief Financial Officer
Mr. Cunfer brings over 25 years of experience in financial planning and analysis, capital structure, treasury, supply chain management, commercial operations and merger and acquisition activity in the consumer-packaged goods industry. Most recently, Mr. Cunfer served for over five years as the Chief Financial Officer at The Simply Good Foods Company, a publicly traded nutritional foods and snacking products company, where he oversaw the finance, information technology and investor relations functions. Mr. Cunfer previously served as Vice President of Finance at the Hershey Company, the latest of several varied financial and operational roles over a twenty-year tenure with the Hershey Company. Mr. Cunfer has a Master of Business Administration from The Darden School of Business, University of Virginia and Bachelor of Arts in Finance from College of William and Mary.

Background on Dirk Martin, appointed VP of Customer Service & Logistics
Mr. Martin brings over 20 years of experience in logistics and supply chain management including 15 years in food manufacturing. Mr. Martin previously served as Senior Director of Logistics at Lamb Weston, a billion-dollar food manufacturer of frozen potatoes, where he oversaw the movement of product from manufacturing site to the final customer and led the execution of a 3-year plan intended to reduce total costs through strategic sourcing strategies, logistics service performance, cost recovery, supplier gain share, and network optimization opportunities. Prior to Lamb Weston, Mr. Martin served as Senior Director of Transportation at Univar, Inc. from 2014-2019, after serving as Vice President of Transportation at Nexeo Solutions, LLC. Previous roles include distribution and inventory management Director and VP at Clean Harbors from 2007-2011, and Director of Supply Chain at Stanley Black & Decker from 2006-2007. He is a member of the Council of Supply Chain Management Professionals (CSCMP), Institute for Supply Management (ISM), and a veteran of the United States Marine Corps.

About Freshpet
Freshpet’s mission is to improve the lives of dogs and cats through the power of fresh, real food. Freshpet foods are blends of fresh meats, vegetables and fruits farmed locally and made at our Freshpet Kitchens. We thoughtfully prepare our foods using natural ingredients, cooking them in small batches at lower temperatures to preserve the natural goodness of the ingredients. Freshpet foods and treats are kept refrigerated from the moment they are made until they arrive at Freshpet Fridges in your local market.

Our foods are available in select mass, grocery (including online), natural food, club, and pet specialty retailers across the United States, Canada and Europe. From the care, we take to source our ingredients and make our food, to the moment it reaches your home, our integrity, transparency, and social responsibility are the way we like to run our business. To learn more, visit www.freshpet.com.

Connect with Freshpet:
https://www.facebook.com/Freshpet
https://twitter.com/Freshpet
http://instagram.com/Freshpet
http://pinterest.com/Freshpet
https://www.tiktok.com/@Freshpet

Investor Contact:
ICR
Jeff Sonnek
646-277-1263
Jeff.sonnek@icrinc.com

Media Contact:
Freshpet@edelmansmithfield.com